Calamos Investment Trust and Calamos Advisors Trust

Amendment to the Amended and Restated Transfer Agent Servicing Agreement

Amendment dated as of July 5, 2017 (the “Amendment’’) to the Transfer Agent Servicing Agreement, dated January I, 2017, by and among Calamos Investment Trust, Calamos Advisors Trust and U.S. Bancorp Funds Services, LLC, (as amended, restated, modified or supplemented from time to time, collectively, the “Agreement”).

In consideration of the mutual covenants and agreements contained herein, the parties agree to the following amendments to the Agreement:

The separate series of Calamos Investment Trust and Calamos Advisors Trust set forth on Exhibit A of the Agreement is hereby replaced with the following Exhibit A:

Exhibit A to the Transfer Agent Servicing Agreement

The Calamos Fund Complex shall mean:

Calamos Investment Trust

Calamos Growth Fund

Calamos Opportunistic Value Fund

Calamos International Growth Fund

Calamos Evolving World Growth Fund

Calamos Global Equity Fund

Calamos Growth and Income Fund

Calamos Global Growth and Income Fund

Calamos Convertible Fund

Calamos Total Return Bond Fund

Calamos High Income Opportunities Fund

Calamos Market Neutral Income Fund

Calamos Dividend Growth Fund

Calamos Emerging Market Equity Fund

Calamos Global Convertible Fund

Calamos Hedged Equity Income Fund

Calamos Phineus Long/Short Fund

Calamos Advisors Trust

Calamos Growth and Income Portfolio

The disclosure in the Fee Schedule set forth on Exhibit E of the Agreement relating to the Plus Fund Group Asset Fee is hereby replaced with the following:

Plus Fund Group Asset Fee (monthly assets calculated on average daily net assets)

1.00 basis point per year- First $8.0 billion

.75 basis point per year- Next $5.0 billion

.25 basis point per year- Next $3.0 billion

.15 basis point per year- Balance of fund group assets

•	Monthly Assets calculated on Avg. Daily Net Assets

All other terms of the Agreement shall remain in full force and effect. If the terms of the Agreement and this Amendment conflict, the terms of this Amendment shall govern.

Each party represents that the undersigned has full power and authority to execute this Amendment and bind such party according to the terms herein.

Dated: July 05, 2017

Calamos Investment Trust		U.S. Bancorp Fund Services, LLC

By:	/s/ Curtis Holloway	By:	/s/ Ian Martin
Name:	Curtis Holloway	Name:	Ian Martin
Title:	Chief Financial Officer and Treasurer	Title:	Executive Vice President

Calamos Advisors Trust

By:	/s/ Curtis Holloway
Name:	Curtis Holloway
Title:	Chief Financial Officer and Treasurer